Exhibit 10.8
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

Effective Date:                December ___, 2019.

Executive:	[ ] (“Executive”).

Company:	Aircastle Advisor LLC, a Delaware limited liability company (the “Company”).

Employment Agreement:
Reference is made to the Amended and Restated Employment Agreement, dated as of October 31, 2017, by and between the Company and Executive (the “Employment Agreement”), which is being amended by this Amendment to Executive Employment Agreement (this “Amendment”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

Merger Agreement:
Reference is made to that certain Agreement and Plan of Merger, dated as of November 5, 2019 (as it may be amended from time to time, the “Merger Agreement”) among Aircastle Limited, a Bermuda exempted company (“Aircastle”), MM Air Limited, a Bermuda exempted company (“Parent”) and MM Air Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Aircastle on the closing date (the “Closing Date”), with Aircastle surviving as a wholly owned subsidiary of Parent (the “Surviving Company”).

2019 Annual Equity Award:
As permitted by the Merger Agreement, if the Closing Date does not occur by December 31, 2019, the Annual Equity Award for 2019 shall be granted to Executive no later than March 15, 2020 in the form of a time-based restricted cash award that shall vest and be paid no earlier than eighteen (18) months, and no later than 36 months, following the grant date and shall be subject to the same “double-trigger” vesting protections applicable to the Annual Equity Awards previously granted by Aircastle to Executive in the form of restricted share awards in the ordinary course of business consistent with past practice. The actual time-based vesting schedule of such restricted cash award shall be determined by Aircastle (following reasonable consultation with Parent) at the time of grant, and such restricted cash award shall be subject to the terms and conditions of the Aircastle Limited Amended and Restated 2014 Omnibus Incentive Plan (as it may be amended from time to time, the “2014 Plan”) and a definitive restricted cash award agreement evidencing such grant.

2020 Annual Bonus Program:
As permitted by the Merger Agreement, for purposes of Section 6.08(c) of the Merger Agreement (which provides for the payment, solely in cash, immediately prior to the Closing Date, of a pro-rated annual bonus in respect of the year in which the Closing Date occurs based on the greater of target and actual performance through the Closing Date), the annual bonus program for 2020 shall be established by the Company in a form that is consistent with the Company’s annual bonus program for 2019, with the applicable performance targets set in accordance with the metrics set forth in the business plan endorsed by the Aircastle Board of Directors, provided that the applicable performance targets may be adjusted as necessary by Aircastle if such annual bonus program for 2020 is ended and such pro-rated annual bonuses are paid out to employees (including Executive) prior to the normal completion of the full performance period for such annual bonus program.

2020 LTIP Award:
As permitted by the Merger Agreement, if the Closing Date does not occur by December 31, 2019, the LTIP Award for 2020 shall be granted to Executive no later than March 15, 2020 in the form of a time-based restricted cash award that shall vest and be paid on January 1, 2021, provided that: (A) the amount of such restricted cash award shall not exceed one-third (1/3) of the target grant date value of the LTIP Award granted to Executive for 2019 and (B) such restricted cash award shall be subject to “double-trigger” vesting protections upon a termination of employment by the Company without Cause or by Executive for Good Reason. Any such restricted cash award shall be subject to the terms and conditions of the 2014 Plan and a definitive restricted cash award agreement evidencing such grant. Notwithstanding the foregoing, Parent and Aircastle have agreed to cooperate in good faith to develop a new long-term incentive program to be adopted by the Surviving Company beginning in 2020 that may, with Executive’s consent, supersede and replace such time-based restricted cash award.

280G Planning/Repayment:
As permitted by the Merger Agreement, as an accommodation to Executive, Aircastle may accelerate the vesting and payment of certain outstanding incentive awards into 2019, as described in Exhibit A hereto.

Limited Clawback:	Executive hereby acknowledges and agrees as follows:

A.
if Executive resigns his employment with the Company without Good Reason or Executive’s employment is terminated by the Company for Cause prior to the earlier to occur of (x) the Closing Date or (y) the termination of the Merger Agreement, then Executive shall repay to Aircastle the gross amount of any equity incentive or restricted cash awards accelerated and paid in 2019 (as set forth on Exhibit A hereto);

B.
if Executive resigns his employment with the Company without Good Reason or Executive’s employment is terminated by the Company for Cause at any time after the Merger Agreement has been terminated, then Executive shall repay to Aircastle the net after-tax amount of any equity incentive awards which were accelerated and paid in 2019 (as set forth on Exhibit A hereto)

that would not have otherwise vested as of Executive’s date of termination; and

C.
if the Merger Agreement has been terminated and Aircastle's Compensation Committee determines, following the completion of the applicable performance period, that the number of performance-based equity incentive awards which were accelerated and paid in 2019 (as set forth on Exhibit A hereto) exceed the number of performance-based equity incentive awards that would have otherwise vested based on actual performance through the last day of the applicable performance period, then Executive shall repay to Aircastle the net after-tax amount of such excess; provided that Aircastle shall exclude from the determination of actual performance for such performance period the impact of any costs and expenses associated with the Merger Agreement (and its termination) that would not have been incurred had the Merger Agreement (and its termination) not arisen, in a manner that is intended to neutralize the impact of such costs and expenses.

The net after-tax amount as described in B and C above shall be the number of shares delivered to Executive in respect of such award(s) after net settlement to pay withholding taxes at the maximum allowable marginal rates, or the equivalent value of such shares based on the closing price of Aircastle shares on the business day immediately prior to the date Executive’s employment terminates or the Compensation Committee's final determination of actual performance is made, as applicable. Such amounts shall be payable by Executive within thirty (30) days following Executive's termination of employment or the Compensation Committee's final determination of actual performance with respect to the relevant performance period, as applicable.

For the avoidance of doubt, no such repayment above shall occur upon Executive’s termination of employment by Executive with Good Reason, an election by the Company not to renew the Term, termination without Cause, death or Disability.

Good Reason Waiver:
Executive hereby acknowledges and agrees that none of the changes described in this Amendment shall constitute a Good Reason event for purposes of the Employment Agreement or any other agreement that Executive may have with Aircastle or the Company, including any equity, equity-based or cash award agreement.

Merger Agreement Termination:
If the Merger Agreement is terminated, the compensation arrangements set forth in the Employment Agreement prior to the date of this Amendment shall be reinstated and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the Limited Clawback set forth above shall survive the termination of the Merger Agreement.

Legal Fees:
The Company has retained Katzke & Morgenbesser LLP to represent Executive in connection with the review, negotiation and execution of this Amendment and will pay Executive’s reasonable legal fees and expenses for such firm up to $10,000. The Company will not pay or reimburse any other fees and expenses incurred by Executive.

Binding Agreement:
This Amendment is binding on the parties hereto and incorporates the provisions of Sections 6 - 12 of the Employment Agreement. Except as expressly provided herein, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Section 409A:
The intent of the parties is that payments under this Amendment comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Amendment shall be interpreted and administered to be in compliance therewith. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to Executive under this Amendment shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Amendment will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments. Executive acknowledges that Section 409A of the Code assesses additional taxes and penalties solely on Executive and not the Company. In the event that the parties reasonably determine that payments under this Amendment do not comply with Section 409A of the Code, to the extent subject thereto, the parties shall cooperate reasonably to modify this Amendment to cause such payments to comply with Section 409A of the Code while endeavoring to retain the economic intent of its Amendment.

Governing Law:	This agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision.

[signature page follows]

The parties hereto knowingly and voluntarily executed this Amendment as of the above date. Aircastle is executing this Amendment only in respect of its obligations herein with respect to its shares or any other grants under the 2014 Plan (including any restricted cash awards referenced herein).

AIRCASTLE ADVISOR LLC

Signature: _______________________

By:
Title:

AIRCASTLE LIMITED

Signature: _______________________

By:
Title:

EXECUTIVE

Signature: _______________________

By:

[Signature Page to Amendment to Executive Employment Agreement]
EXHIBIT A

Awards Accelerated and Paid in 2019 for 280G Planning Purposes

.

Following consultation with a specialized accounting firm designated by Aircastle and authorized to provide calculations with respect to Sections 280G and 4999 of the Code (which specialized accounting firm shall provide all necessary and desirable supporting opinion letters), Aircastle has determined to accelerate the vesting and payment of the following awards (less applicable withholding taxes), effective on or prior to December 31, 2019:

Award Type	Accelerated Amount (shares or $)	Description

*
For the avoidance of doubt, any difference between the amount accelerated and paid in 2019 and the actual amount payable based on actual performance for such award, as determined in 2020 by the Compensation Committee of the Aircastle Board of Directors, shall be trued-up and paid to Executive (or repaid by Executive, if applicable) on the normal payment date for such awards in 2020, but in no event later than March 15, 2020.

Aircastle shall cause such accounting firm to provide, at Aircastle’s expense, any additional reasonable support necessary to provide back-up calculations or answer inquiries from Executive related to Sections 280G and 4999 of the Code.